                                                                      Exhibit 12

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1991 through 1995
                    and Twelve Months Ended January 31, 1996
                          (in thousands except ratio amounts)

                                           January 31,
                                              1996         1995         1994          1993          1992         1991
                                            --------       ----         ----          ----          ----         ----
Earnings:
  Net income from
   continuing operations                   $ 44,176      $ 40,310      $35,506       $37,534      $35,310       $20,552
  Income taxes                               27,981        25,442       21,407        23,427       21,259        11,408
  Fixed charges                              35,715        35,651       29,736        26,715       26,246        26,823
                                           --------      --------      -------       -------      -------       -------
    Total Adjusted Earnings                $107,872      $101,403      $86,649       $87,676      $82,815       $58,783
                                           ========      ========      =======       =======      =======       =======

Fixed Charges:
  Interest                                  $33,662       $33,224      $27,671       $24,870      $24,570       $25,253
  Amortization of debt
    expense                                     337           336          334           192          180           259
  One-third of rental expense                 1,716         2,091        1,731         1,653        1,496         1,311
                                            -------       -------      -------       -------      -------       -------
    Total Fixed Charges                     $35,715       $35,651      $29,736       $26,715      $26,246       $26,823
                                            =======       =======      =======       =======      =======       =======

Ratio of Earnings to Fixed
  Charges                                      3.02          2.84         2.91          3.28         3.16          2.19
                                               ====          ====         ====          ====         ====          ====

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